Exhibit 10.53*

* Confidential treatment has been granted or requested with respect to portions of this exhibit, and such confidential portions have been deleted and replaced with "**" and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 or Rule 406.

                          Manufacturing Agreement

This Manufacturing Agreement ("Agreement") is finally executed as of March 6, 2007, shall have an effective date of December 1, 2006 (the "Effective Date") and is by and among Texas Instruments Incorporated, a Delaware corporation, having its principal place of business at 12500 TI Boulevard, Dallas, Texas 75243 USA ("TI") and Ramtron International Corporation, a Delaware corporation, having its principal place of business at 1850 Ramtron Drive, Colorado Springs, CO 80921 ("Ramtron"). Ramtron and/or TI may be referred to herein as a "Party" or the "Parties", as the case may require.

WHEREAS, Ramtron is engaged in the business of developing and commercializing ferroelectric memory devices ("FRAMs") and desires to engage a semiconductor manufacturer to manufacture wafers which are comprised of 4 Mb FRAMs in accordance with Ramtron's specifications;

WHEREAS, TI owns facilities for semiconductor manufacture and desires to manufacture wafers for Ramtron;

WHEREAS, the Parties executed a Joint Development and License Agreement ("JDLA") with an effective date of August 14, 2001, the purpose of which was to create, evaluate and demonstrate FRAMs;

NOW THEREFORE, the Parties agree as follows.

1.0 DEFINITIONS. For the purposes of this Agreement, the following terms will have the meanings set forth below.

     (a) "Confidential Information" means any confidential, proprietary or trade secret information disclosed by one Party to the other that is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. "Confidential Information" may also include oral information disclosed by one Party to another pursuant to this Agreement, provided that it is designated as confidential at the time of disclosure and reduced to a written summary, which is marked in a manner to indicate its confidential nature, that is delivered by the disclosing Party to the receiving Party within thirty (30) calendar days after its oral disclosure.

     (b) "Customer Data" means all data created solely by Ramtron and provided to TI in accordance with this Agreement.

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     (c)  "Engineering Wafer" means an unqualified version of a Wafer that is provided to Ramtron for design functionality verification purposes only.

     (d) "Lead-time" refers to the approximate length of time between the receipt by TI of a Purchase Order for the Wafers and the delivery of the Wafers by TI, however, in no event shall Lead-Time for the Wafers exceed ninety (90) days from the date of TI acceptance of the Ramtron purchase order or similar ordering document, to TI shipment of such Wafers to Ramtron. In the event Lead-time must be varied during the Term of this Agreement as a result of the aggregate product demand placed upon TI from all of its customers when compared to the aggregate manufacturing supply capability that TI has available, the Parties shall in good faith negotiate a revised Lead-time.

     (e) "Mask Work" means the series of images representing the patterns of layers of material deposited on or removed from a substrate to form a semiconductor chip, and associated layout design rights in semiconductor topographies.

     (f) "NRE" means the Non-Recurring Engineering charges for development work performed by TI for Ramtron.

     (g)  "PG" means pattern generation.

     (h)  "Probe" means wafer level testing.

     (i) "Product Qualification" means the certification by Ramtron that a particular Wafer product manufactured by TI using the TI Process Technology, and packaged and tested by Ramtron, meets the applicable Specification.

     (j) "Process Technology" means all TI proprietary know-how and technology required for the production of the Wafers, and the design rules used to manufacture the Wafers.

     (k) "Specification" means the FRAM Device Specification, as agreed to by both Parties.

     (l) "FRAM" means all non-volatile memory devices that utilize binary polarization states on the hysteresis curve of ferroelectric material.

     (m) "FRAM Device" means the initial FRAM Devices that have been cut from a wafer and packaged, and shall include any part or device subsequently submitted by Ramtron for manufacture by TI pursuant to this Agreement. FRAM Device does not include any device or device structures in the scribe lines on the Wafer. Further, FRAM Device does not include any process monitors or off-die test structures. The initial FRAM Device will be designated as "FM22L16" and subsequent FRAM Devices manufactured hereunder (e.g., 2 megabit Devices) shall be designated accordingly. Should the Parties agree to the manufacturing of FRAM Devices that do not conform precisely to this definition, any such manufacturing activity must be detailed and memorialized in a separate amendment to this Agreement.

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     (n)  "TI ESD" refers to the date on which TI estimates that the Wafer will be shipped from TI's plant.

     (o) "TI Standard Circuitry" means (a) any macro or gate array that TI provides to Ramtron and (b) any functional logic or other circuit module block within an integrated circuit that is either (i) a generic, multi-purpose cell independent of the specific function of the integrated circuit or (ii) a cell providing specific functionality that can be interconnected with other cells to generate integrated circuits for different applications.

     (p) "Wafer" means a silicon wafer to be manufactured by TI hereunder using TI's EO35 process technology, which is a subset of TI's C035 process technology.

     (q) "Parametric Test(ing)" means on wafer testing of process monitors and other off-die test structures. Parametric Testing does not include any testing of an FRAM Device.

     (r) "Multi-probe Test(ing)" means testing of individual die on a wafer based on a test program which is mutually agreed to by both Parties, in writing.

     (s) "TI-Specified Technology" means non-FRAM semiconductor processing technology and non-FRAM CMOS device structures provided solely by TI.

     (t) "Intellectual Property Right(s)" means any ideas, inventions, patents (including utility models), and designs (whether or not capable of registration), chip topography rights and other like protection, copyrights (including software copyright of source code, object code, executable code etc.), trademarks, know-how and any other form of statutory protection of any kind and as well as any trade secrets. The terms governing ownership of Intellectual Property Rights as set forth in the JDLA will not be altered by the terms in this Agreement.

     (u) "Qualification Wafers" means Wafers that will be used to achieve Product Qualification.

2.0  SCOPE OF AGREEMENT.

2.1 Statement of Responsibilities. Ramtron will be responsible for providing (i) the Cadence Design Database suitable for use by TI to generate photo-masks, (ii) wafer-level multi-probe testing, (ii) packaging of the FRAM Devices from the Wafers provided by TI, (iv) testing packaged die, (v) qualification of the packaged die and (vi) the other items and services set forth in Exhibit 2 attached and included by reference herein.

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2.2  Foundry Service Obligation.  TI shall provide Ramtron with foundry services pursuant to Sections 7.2.2 and 9 of the JDLA for a period of two (2) years beginning on August 18, 2006, subject to the obligations set forth in
Section 3.8, unless terminated earlier in accordance with Section 13. During the Term of this Agreement, if TI manufactures FRAM technology-based devices for other customers that are similar to the FRAM Devices provided to Ramtron, under terms and conditions, including volume amounts, that are equivalent to those contained in this Agreement, TI will offer to Ramtron pricing terms at least as favorable as those provided to such other customers.

2.3 Testing. In the event that TI provides device models or circuit models, Ramtron shall verify the TI-provided models to assure the designs, both preliminary and final, are appropriate in form, fit, function and safety for Ramtron's applications. Any field testing deemed necessary by Ramtron shall be accomplished by Ramtron at its sole cost and expense. All approvals of testing agencies shall be obtained by Ramtron at its sole cost and expense. Further, responsibility for testing device or circuit models and the final design of the Wafer remains with Ramtron even if TI from time-to-time consults with Ramtron on these matters.

2.4 Use of TI Libraries. TI shall provide to Ramtron access to and use of certain technology under the terms of TI Design Services User Agreement
(DSUA) # 19798 and its amendments, as applicable. Ramtron is responsible for creating a design environment compatible with the TI Libraries set forth in
Exhibit 6 attached and included by reference herein.

2.5 Process Technology. TI will be responsible for Process Technology and facilities necessary and/or appropriate for performing its manufacturing responsibilities hereunder. TI will manufacture Wafers to the purchase orders of Ramtron as provided herein.

2.6 Design Releases. Ramtron agrees to use standard TI wafer processes, components, and device structures for all design releases unless mutually agreed upon otherwise by both parties. TI shall retain all rights, including all forms of intellectual property rights, in and ownership of such standard TI wafer processes, components, and device structures.

2.7 Redesigns. Redesigns shall be subject to NRE to be mutually agreed upon by the Parties prior to the start of design.

2.8 EDA Licenses. It shall be Ramtron's responsibility to obtain licenses, if necessary beyond the license referenced in Section 2.4 above, for all commercially available electronic design automation (EDA) software required for the design and development of the FRAM Device.

3.0  WAFER FORECASTS, PURCHASES AND SALES.

3.1 Engineering Wafers. Upon Ramtron's request and in TI's sole but reasonable discretion, TI will provide to Ramtron such amount of engineering Wafers as Ramtron may require.

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3.2  Forecasts.  After full Product Qualification of the FRAM Devices and during the Term, Ramtron will provide to TI demand forecasts for the Wafers on a monthly basis covering a rolling twelve (12) month period, and on a quarterly basis covering the subsequent rolling six (6) month period. In its demand forecasts, Ramtron shall make good faith estimates of its requirements for the Wafers for the periods indicated. All demand forecasts provided by Ramtron to TI pursuant to this Agreement shall be non-binding. Demand forecasts may be provided in electronic format.

3.3 Order and Acknowledgment. During the Term, Ramtron may order Wafers using a purchase order or similar ordering document that from time-to-time may be acknowledged by TI using a sales order acknowledgment. Such purchase orders and sales order acknowledgments shall reference this Agreement and include (a) TI's assigned part number and Ramtron's assigned part number,
(b) the number of Wafers ordered or shipped, (c) the applicable price and agreed payment terms, (d) the requested delivery date or ESD, and
(e) shipping instructions, including the delivery address. No terms or conditions in a Party's purchase, sales, delivery or shipping form, forms of acknowledgements, or similar documents shall have effect to the extent such terms and conditions are inconsistent with terms and conditions set forth in this Agreement.

3.4 Minimum Quantities. Notwithstanding anything in the JDLA to the contrary, TI shall manufacture and timely deliver to Ramtron, and Ramtron will be obligated to purchase from TI a minimum lot size of Wafers and a minimum order quantity of Wafers as set forth in Section 2 of Exhibit 2.

3.5 Rescheduling of Wafers. Subject to the following provisions, and except for initial orders and life time buys Ramtron:

     (a) Ramtron may not reschedule delivery of Wafers within the Lead-time of Wafers.

     (b) Ramtron may reschedule delivery of Wafers without restriction for any such Wafers whose current TI ESD is outside TI's then current Lead-time for such Wafers.

     (c) If the TI ESD for such Wafers is delayed for more than thirty (30) work days, Ramtron may, at its option, reschedule delivery of such Wafers.

3.6 Cancellation of Wafers. Subject to Ramtron paying to TI the following cancellation charges, Ramtron may cancel undelivered Wafers by providing TI with written notice of such cancellation:

     (a)  if TI has not begun fabrication of such Wafers, there is no charge;

     (b) if TI has begun fabrication of such Wafers, the cancellation charge for each such cancelled Wafer shall be equal to the then-current price for such Wafer. Ramtron is not entitled to any work in progress.

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     (c)  If delivery of Wafers will be later than the TI ESD for such
Wafers, TI shall promptly notify Ramtron of TI's revised TI ESD and shall indicate what corrective action TI has taken to assure timely future deliveries. If the TI ESD for such Wafers is delayed for more than thirty
(30) work days, TI will take prompt action to identify the cause of the shipment delay (if such cause has not already been identified). TI will subsequently escalate the matter to the appropriate level of management so as to expedite resolution. At any point following a TI ESD shipment delay of more than thirty (30) work days, Ramtron may, at its option, cancel Wafers not delivered without charge.

3.7 Buffer Inventory. In addition to providing the quantity of Wafers necessary to fill Ramtron's purchase orders, TI will establish and maintain throughout the Term (as defined in Section 13.1), an additional inventory of partially completed Wafers (the "Buffer Inventory"). During the term of this Agreement TI shall notify Ramtron in writing no later than the end of each calendar quarter of the total actual number of Wafers in the Buffer Inventory, and the Buffer Inventory which TI is entitled to ship to Ramtron pursuant to subsection 3.7(e) below.

     (a) For the avoidance of doubt, partially completed Wafers will include contact deposition processing, but will not include chemical mechanical planarization ("CMP") processing.

     (b)     **

     (c) TI will fill purchase orders from the Buffer Inventory on a "First In-First Out" (FIFO) basis and will continuously replenish the Buffer Inventory to maintain the required quantity of Wafers.

     (d) In the event Ramtron consumes part, or all, of Buffer Inventory in support of upside demand, TI agrees to replenish the Buffer Inventory by no later than thirty (30) days from the date such Buffer Inventory is consumed.

     (e)     **

     (f) Ramtron will notify TI in writing if, and when, Ramtron decides that its needs for TI to supply the FRAM Device will be discontinued ("EOL"). Such notice must be given in advance of the Lead-time ("EOL Notice"). Upon receipt of EOL Notice, TI will adjust its manufacturing schedule so that, to the extent possible, Buffer Inventory will be depleted by purchases by Ramtron. In the event Buffer Inventory is not depleted, Ramtron will be invoiced for such Buffer Inventory in accordance with Section 5.1.

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3.8  Obsolescence and Life-Time Buys.  TI may obsolete Wafers at any time by providing Ramtron with prior written notice of the projected obsolescence. Notwithstanding TI's authority to provide such notice, Ramtron may at its discretion and for a period of one year following TI's delivery of its written notice of obsolescence, continue to submit purchase orders to TI for obsolete Wafers and TI shall continue to manufacture and deliver such Wafers for an additional one year in order that Ramtron maintain a continuous supply of such Wafers pursuant to the terms of this Agreement. Accordingly, upon Ramtron's receipt of TI's notice of obsolescence, Ramtron may place life-time buy orders for such Wafers in the amounts up to the maximum number of Wafers produced per month as specified in Section 4 of Exhibit 2 and for prices in effect the time of the written notice of obsolescence, or which have been subsequently agreed to in writing between TI and Ramtron as provided herein. Ramtron's life-time buy orders authorized hereunder shall also indicate delivery schedules. During the twelfth (12) month after TI issues its written notice of obsolescence provided herein, Ramtron may deliver its final purchase order for obsolete Wafers (the "Final Purchase Order for Obsolete Wafers"). At Ramtron's discretion, the Final Purchase Order for Obsolete Wafers may direct TI to manufacture and deliver the Wafers referenced in such final order beginning in the 13th month following the notice of obsolescence, and continuing thereafter for a period ending twenty-four (24) months after the date of TI's original notice of obsolescence. The parties acknowledge that Ramtron's Final Purchase Order for Obsolete Wafers could require that TI manufacture and deliver to Ramtron up to Four Thousand Six Hundred and Eight Wafers (384 Wafers x 12 months) during the final twelve months of the two year period referenced herein.

3.9 Post-PG Schedule. The current estimated schedule for the development and manufacture of the Wafers is set forth in Exhibit 1. The parties acknowledge and agree that the schedule is subject to change from time to time during the term of this Agreement.

4.0  PRICING.

4.1 Pricing. The initial prices for production and delivery of the Wafers sold pursuant to this Agreement shall be set forth in Section 1 of Exhibit 2. All prices shall be in U.S. Dollars.

     (a) Allocation of NRE. NRE costs will include the cost of development reticles, production reticles, Qualification Wafers and such other
development costs as the Parties may agree.   Except for the cost of
production reticles, which Ramtron will be responsible for the payment of, the Parties will allocate NRE costs as agreed to by both Parties in writing.

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     (b)  Packaging.  TI shall not be responsible for packaging of the FRAM
Devices on the Wafers.

     (c) Annual Review of Wafer Pricing. On an annual basis, the Parties will meet to (i) review the historical Wafer unit volumes, manufacturing cycle times, and Wafer pricing and (ii) to set Wafer unit pricing for the orders to be placed in the upcoming three (3) months. Ramtron understands and acknowledges that TI cannot ensure Ramtron a particular price, but TI has provided Ramtron TI's general pricing assumptions. The Parties agree to negotiate in good faith Wafer pricing. Until TI and Ramtron mutually agree upon Wafer pricing, TI will have no obligation to accept Wafer purchase orders and Ramtron will have no obligation to issue purchase orders. Any price established pursuant to this Agreement shall be net of any credits to which Ramtron may be entitled.

5.0  PAYMENTS AND SHIPPING.

5.1 Payment Generally. Payment terms for Wafers shall be net thirty (30) calendar days after date of shipment if the destination is in the United States, and thirty (30) calendar days after receipt if the destination is outside the United States. Credit and payment terms may be changed or credit withdrawn by TI if (a) Ramtron breaches this Agreement, (b) Ramtron files a petition in bankruptcy or is adjudicated as bankrupt, or (c) a petition in bankruptcy is filed against Ramtron and such petition is not discharged within sixty (60) calendar days after such filing, or (d) Ramtron becomes insolvent. If Ramtron fails to make any payment when due and does not remedy such failure within twenty (20) business days after TI notifies Ramtron in writing of such delinquency, TI may in its discretion suspend, in whole or in part, its performance under this Agreement, including fulfilling any pending purchase orders. TI's suspension of performance may result in rescheduling delays.

5.2 Installments. TI may deliver Wafers in installments so long as the delivery schedule is maintained consistent with TI's delivery obligations. If Wafers are delivered in installments, Ramtron shall pay for each installment in accordance with the terms of payment set forth above.

5.3 Taxes. All prices set forth in this Agreement do not include taxes. Ramtron shall be solely responsible for payment of any and all international, federal, state and local sales, use, value-added and excise taxes, any other taxes or duties of any nature whatsoever assessed upon or with respect to the services or equipment provided hereunder or otherwise arising from this Agreement and the transactions contemplated hereby, except that items of tax based in whole or in part on the income of a Party shall be the sole

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responsibility of such Party.  Ramtron agrees to provide TI with duly executed state sales tax exemption certificate(s) for any Wafers purchased by Ramtron. In the event that Ramtron does not provide TI with the required exemption certificate(s), TI will levy sales taxes as required by applicable state law. Should TI be required to remit sales or use taxes on behalf of Ramtron for any reason, Ramtron agrees to reimburse TI for all such amounts without regard to any prior or planned transaction(s) between Ramtron and any taxing authority. If Ramtron is required to withhold any amount of national tax from its payment to TI, Ramtron shall promptly effect payment to the appropriate tax authority and take all reasonable steps to minimize such withholding taxes, including securing the minimum rates of withholding under any income tax convention which the United States has with the country imposing the withholding tax. Ramtron shall take all reasonable steps to insure that such withholding tax qualify for use by TI of the U.S. Foreign Tax Credit, including obtaining and providing TI with official tax receipts (accompanied with an translation to English) of such country that identify TI as the Party subject to the withholding tax.

5.4 Shipping. Incoterm 2000 terms and conditions for all Wafer shipments shall be FCA Shipping Point. Ownership and liability for losses and damages shall pass to Ramtron upon TI's delivery of such Wafers to a carrier for shipment to Ramtron. Any subsequent losses or damages shall not relieve Ramtron from its obligations. TI ESDs are estimates.

6.0  CHANGES IN THE SPECIFICATION.

6.1 Amendment Process. Any amendment to the Specification shall be valid and binding only if effected by a written change order approved as hereinafter set forth.

6.2 Ramtron Change Request. Ramtron may initiate a proposed Specification change order by delivering to TI a written request for TI to prepare information for submission to Ramtron detailing the likely effects of the proposed change and cross-reference the portion of the Specification which is proposed to be amended.

6.3 Specification Change Process. Upon receipt of a written request pursuant to this Section 6.0, TI shall, within fifteen (15) business days, prepare a good faith estimate of the effort and adjustments required to complete the proposed Specification change order for Ramtron's review. Such estimates shall be limited to those adjustments that TI reasonably requires to implement the requested change and shall contain: (i) the change, if any, to any applicable delivery dates; and (ii) the change, if any, to the Wafer pricing and/or NRE as a result of such change order. Written approval from Ramtron must be received by TI prior to implementation of such changes, and will be referenced as revisions to this Agreement.

7.0  INSPECTION, ACCEPTANCE, FAILURE ANALYSIS AND RETURNS.

7.1 TI Testing. TI shall only be responsible for performing parametric testing of the Wafers. TI shall not be responsible for testing any individual devices.

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7.2  Ramtron Testing.  Ramtron shall be responsible for performing Multi-
probe Testing.

7.3 Devices Failing Multi-probe Testing. If more than 50% of the FRAM Devices fail Multi-probe Testing, then Ramtron shall notify TI by written notice, which shall specify the number of FRAM Devices that failed and what test these FRAM Devices Failed within fourteen (14) calendar days after receipt by Ramtron shall be deemed accepted by Ramtron. TI reserves the right to inspect Wafers rejected by Ramtron and upon TI's request; Ramtron must demonstrate that rejected Wafers do not materially conform to the applicable test program agreed to by the Parties for the Multi-probe Testing.

7.4 Yield. Once Product Qualification is achieved on the FRAM Device, product yield will be calculated in accordance with the formula set forth in
Exhibit 5. The Parties agree that the yield agreement for any subsequent Product Qualification will be calculated in a manner similar to the formula set forth in Exhibit 5.

7.5 Device Packaging. Ramtron is responsible for singulating each die and packaging/encapsulating the die.

8  WARRANTY.

8.1 Warranty. Subject to the terms of this Section 8, TI warrants that for thirty (30) days after delivery, the Wafers will conform to TI's outgoing Wafer specification document (QSS 004-104). Notwithstanding the foregoing, TI shall not be liable for any defects that are caused by neglect, misuse or mistreatment by an entity other than TI, including improper installation or testing, or for any Wafers that have been altered or modified in any way by an entity other than TI. Moreover, TI shall not be liable for any defects that result from Ramtron's design, specifications or instructions for such Wafers. The Wafers will be tested using the Multi-Probe Test Program.

8.2 Remedies. If any of the Wafers fail to conform to the warranty set forth above, TI's sole liability will be either: i) the replacement of such Wafers; or ii) a credit to Ramtron's account for such Wafers. TI's liability under this warranty shall be limited to Wafers (i) as to which a non-conformance is reported to TI's Customer Quality Engineer, in writing, during the warranty period, (ii) that are returned during, or, as soon as practicable after, the warranty period in accordance with the terms of this
Section 8 and (iii) that are determined by TI not to conform to such warranty. If TI elects to replace such Wafers, TI shall have a reasonable time to provide replacements.

8.3 NO ADDITIONAL WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, TI MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED CONDITIONS OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY OTHER WARRANTY OBLIGATION ON THE PART OF TI.

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9.0  INDEMNIFICATION.

9.1 TI Indemnity for Manufacturing Process. Subject to Sections 9.3, 9.4 and 10 below, TI shall defend any proceeding brought against Ramtron to the extent that the proceeding is based solely on a claim that the TI Specified Technology provided by TI pursuant to this Agreement directly infringes any duly issued United States, European Union or Japanese patent, copyright or trademark and TI shall pay all damages and costs finally awarded therein against Ramtron. In such case, the Parties agree that TI shall be (a) given sole control and authority for resolving such proceeding, (b) promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and (c) given all information and assistance (at TI's expense) necessary to defend or settle the proceeding.
TI shall have no liability for any costs, losses or damages resulting from Ramtron's willful acts, or any settlement or compromise incurred or made by Ramtron without TI's prior written consent. TI shall have no obligation to defend and no liability for any costs, losses or damages, to the extent that an infringement allegation is based upon: (i) Ramtron's use of the Wafers in combination with any other product, software or equipment; (ii) Ramtron's device structures and/or circuitry, (iii) Ramtron's use of the Wafers in a manner or for an application other than for which they were designed or intended, regardless of whether TI was aware of or had been notified of such use; (iv) Ramtron's use of the Wafers in a manufacturing or other process;
(v) Ramtron's modifications to the Wafers and/or FRAM Devices; (vi) TI's compliance with Ramtron's particular design, instructions or specifications; or (vii) TI's compliance with any industry or proprietary standard or Ramtron's use of the Wafers to enable implementation of any industry or proprietary standard (such claims - i.e. those set forth in (i) through (vii) above - are individually and collectively referred to herein as "Other Claims"). Subject to Section 9.2 below, TI's obligations hereunder shall not apply to any infringement occurring after Ramtron has received notice of such proceeding or other communication alleging the infringement unless TI has given written permission for such continuing infringement.

9.2 Alleged TI Infringement. If the TI Specified Technology used by TI to make the Wafers for Ramtron is held to infringe any United States, European Union or Japanese patent, copyright or trademark and the use of such TI Specified Technology is enjoined, or if TI discontinues shipment pursuant to
Section 9.3 below because of an allegation about TI's manufacturing process, including all processes up through probe (and not including packaging), TI will use commercially reasonable efforts, at its option and at its expense, to: (a) procure the right to continue using the TI Specified Technology under this Agreement, or (b) modify such TI Specified Technology so that it becomes non-infringing, replace such TI Specified Technology with a non-infringing substitute otherwise complying substantially with all requirements of this Agreement.

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9.3  Halted Sale by TI Under Threat of Infringement Allegation.  If an
infringement by Ramtron or TI is alleged prior to completion of delivery of the Wafers under this Agreement, and TI has a good-faith belief that the halting of production activity is in the best interest of both Parties, TI may decline to make further shipments without being in breach of this Agreement. Should Ramtron have a good-faith belief that such infringement claim is baseless, Ramtron may present TI with an opinion of competent patent counsel setting forth the basis of its conclusions. In such event, TI management agrees to consider Ramtron's good-faith opinion and, if appropriate, promptly re-initiate production and sale under the Agreement.

9.4 Continuing Sale by TI Under Threat of Infringement Allegation. If an infringement claim has been alleged but TI has not been enjoined from selling the Wafers to Ramtron, Ramtron and TI may agree to opt for TI to continue shipments whereupon the intellectual property and indemnity obligations herein stated with respect to TI shall reciprocally apply to Ramtron. Ramtron shall indemnify and hold TI harmless against any damages, liabilities or costs finally awarded against TI or agreed to by Ramtron as settlement or compromise, and will defend any claim, suit or proceeding brought against TI insofar as such claim, suit or proceeding is based on an allegation arising from Other Claims.

9.5 NO COMBINATION. THE SALE BY TI OF THE WAFERS ORDERED HEREUNDER DOES NOT GRANT TO, CONVEY OR CONFER UPON RAMTRON, RAMTRON'S CUSTOMERS OR RAMTRON'S PACKAGING SUBCONTRACTORS, OR UPON ANYONE CLAIMING UNDER RAMTRON, A LICENSE, EXPRESS OR IMPLIED, UNDER ANY PATENT RIGHT, COPYRIGHT, MASK WORK RIGHT OR OTHER INTELLECTUAL PROPERTY RIGHT OF TI COVERING OR RELATING TO ANY COMBINATION, MACHINE OR PROCESS IN WHICH SAID WAFERS MIGHT BE OR ARE USED. THE FOREGOING STATES THE SOLE LIABILITY OF THE PARTIES FOR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN REGARD THERETO.

10.0  INTELLECTUAL PROPERTY.

10.1 Ownership. Nothing in this Agreement shall alter either Party's rights in and ownership to any of such Party's Intellectual Property Rights.

     (a) Customer Data. To the extent Customer Data does not include TI or third-party intellectual property, Ramtron shall retain sole title to Customer Data, including any intellectual property rights therein.

     (b) TI Technology. TI shall retain sole right and title to TI intellectual property, including, without limitation, TI Specified Technology, libraries, TI Standard Circuitries and models and TI's licensors shall retain sole right and title to any third party intellectual property provided by TI to Ramtron hereunder. Ramtron agrees that the use of the TI Specified Technology, TI's device structures, TI's circuitry, any test structures or other structures in the scribe streets, and/or the incorporation of one or more TI Standard Circuitries (including macros and gate arrays) into any integrated circuit designed pursuant to this Agreement shall not alter in any way TI's rights in such TI Standard Circuitry and shall not limit TI's freedom to use such TI Standard Circuitry, or any particular grouping or arrangement of TI Standard Circuitries for the benefit of itself or others.

                                    Page-12

10.2 Mask Works. TI shall retain all right, title and interest in and to any Mask Works, including the right to register such Mask Works under all applicable statutes, and in the integrated circuit layout arising out of the performance of this Agreement. Ramtron shall retain all right, title and interest in and to the actual production mask(s) produced hereunder from TI's Mask Works. TI agrees not to use the actual production mask(s) hereunder, other than for the benefit of Ramtron. Specifically, TI agrees to manufacture FM22L16 and/or any other FRAM Devices only for Ramtron.

10.3 Maintenance of Tooling. TI shall, at no additional charge to Ramtron, maintain Tooling unique to Wafers for a period of not more than one (1) year after TI's last shipment of such Wafers. Upon sixty (60) calendar days' prior written notice to Ramtron, such Tooling may then be destroyed by TI. TI reserves the right to negotiate compensation for additional retention and maintenance of such Tooling.

10.4 License. To the extent authorized or permitted pursuant to existing Ramtron licenses and agreements, Ramtron grants TI a worldwide, non-sublicensable, royalty-free, fully paid-up, perpetual, non-exclusive, nontransferable license under all of Ramtron's Wafer patents, copyrights, mask works, and trade secrets to manufacture, have manufactured, import and sell Wafers. The parties acknowledge and agree that no additional consideration or performance by TI is required to validate or perfect this license. Notwithstanding anything in the JDLA and this Agreement to the contrary, TI may not sell to any third party any FRAM Device.

10.5 NO LICENSES. THE SALE BY TI OF A WAFER TO RAMTRON DOES NOT GRANT, CONVEY OR CONFER A LICENSE, EXPRESS OR IMPLIED, UNDER ANY PATENT RIGHT, TRADEMARK, COPYRIGHT, MASK WORK RIGHT OR ANY OTHER TI OR THIRD PARTY INTELLECTUAL PROPERTY RIGHT COVERING OR RELATING TO ANY COMBINATION, MACHINE OR PROCESS IN WHICH SUCH WAFER IS OR MAY BE USED.

11.0  LIMITATION OF DAMAGES.

IN NO EVENT SHALL TI'S LIABILITY ARISING OUT OF OR UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY RAMTRON HEREUNDER, EXCEPT FOR CLAIMS ARISING OR RESULTING FROM EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF GOODWILL, OVERHEAD, COST OF COVER OR OTHER INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. THESE LIMITATIONS SHALL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

12.0  CONFIDENTIAL INFORMATION.

12.1 Exceptions. Confidential Information does not include information that:

     (a) was publicly known at the time it was disclosed or becomes publicly known through no fault or action of the receiving Party or any breach of any confidentiality obligation,

                                    Page-13

     (b) was known to the receiving Party, without restriction, at the time of disclosure, provided the receiving Party can demonstrate such prior knowledge with adequate evidence,

     (c) was independently developed by the receiving Party without any use of the Confidential Information, provided that the receiving Party can demonstrate such independent development with adequate evidence, or

     (d) becomes known to the receiving Party, without restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party and without, to the best of the receiving Party's knowledge, breach of another agreement or otherwise in violation of the disclosing Party's rights.

12.2 Obligations. Each Party agrees that it will (a) use the other Party's Confidential Information only in connection with fulfilling its rights and obligations under this Agreement, and (b) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other Party's Confidential Information and will not disclose such Confidential Information to any third party, except as may be necessary and required in connection with the rights and obligations of such Party hereto under this Agreement. Each Party agrees to obtain executed confidentiality agreements with its employees and contractors having access to Confidential Information of the other Party and to diligently take steps to enforce such agreements or be responsible for the actions of such employees and contractors in this respect.

12.3 Exclusions. Notwithstanding the above, neither Party will be liable to the other with regard to any Confidential Information that is:

     (a)  disclosed with prior written approval of the disclosing Party, or

     (b) disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided that the receiving Party provides sufficient advance notice of the required disclosure to allow the disclosing Party a reasonable opportunity to seek a protective order or otherwise prevent or limit such disclosure.

13.0  TERM, TERMINATION AND DEFAULT; MEDIATION OF DISPUTES.

13.1 Term. Except as otherwise set forth herein, this Agreement shall be effective as of the Effective Date and shall continue for two (2) years (the "Term"), unless terminated earlier by the agreement of both Parties. At the expiration of the initial two (2) year period, this Agreement shall automatically renew for additional periods of one (1) year, unless a Party notifies the other Party, in writing, not less than thirty (30) days prior to the expiration of the original two (2) year period or expiration of any renewal period, of its desire to terminate this Agreement.

                                    Page-14

13.2 Termination. This Agreement may be terminated by a Party for the following reasons:

     (a) Upon written notice if the other Party becomes bankrupt or insolvent, suffers a receiver to be appointed or makes assignment for the benefit of creditors;

     (b) The other Party has committed a material breach of any terms of this Agreement, where such material breach has continued without cure for a period of thirty (30) days after notice from the non-breaching Party; provided, however, that if the breach is not reasonably susceptible to cure within a thirty (30) day period, then the breaching Party will have a reasonable period of time to remedy such breach so long as it commences such remedy promptly and continues to pursue such remedy diligently. Termination of this Agreement will be without prejudice to any right or remedy of the non-breaching Party hereunder. After termination of this Agreement for any reason, TI shall at Ramtron's option destroy all tooling for which Ramtron provided payment.

13.3 Mediation of Disputes. Whether or not legal action has been commenced to enforce the terms hereof, in case of any dispute hereunder, each Party agrees to make a member of its senior management available to meet and confer from time-to-time with a member of senior management of the other in order to attempt to preserve the relationship between the Parties and resolve any dispute. For such purposes, each Party may select a member of senior management who has not been directly involved in the matter in dispute and who is not a practicing lawyer.

13.4 Survival. Section 3.7 (Buffer Inventory), Section 3.8 (Obsolescence and Life-Time Buys), Section 5.1 (Payment Generally), Section 7.4 (Yield),
Section 8.0 (Manufacturing Warranty), Section 9.0 (Indemnification), Section
10.0 (Intellectual Property), Section 11.0 (Limitation of Damages), Section
12.0 (Confidential Information), Section 13.4 (Survival), and Section 14.0 (Miscellaneous) of this Agreement shall survive termination or expiration of this Agreement.

14.0  MISCELLANEOUS.

14.1 Compliance with Laws. Each Party represents that it will carry out all of its activities hereunder in full compliance with applicable laws.

14.2 Force Majeure. TI shall not be liable for any delay in performance or failure to perform, in whole or in part, the terms of this Agreement due to contingencies or causes beyond its reasonable control, including but not limited to, labor dispute, strike, labor shortage, war or act of war (whether an actual declaration is made or not), act of terrorism, insurrection, riot or civil commotion, act of public enemy, accident, fire, or flood, act of God, act of any governmental authority, judicial action, or short or reduced supply of fuel or raw material, or technical failure, where TI has exercised ordinary care in the prevention thereof, and any such delay or failure shall not be considered a breach of this Agreement. In the event of a shortage of materials, goods or capacity, TI may allocate production and deliveries of the Wafers in a reasonable manner to be determined by TI.

                                    Page-15

14.3  Relationship of the Parties

     (a) Neither Party shall have, or shall represent that it has, any power, right, or authority to bind the other Party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party or in the other Party's name.

     (b) Each Party is an independent contractor, nothing in this Agreement shall be construed as constituting Ramtron, Ramtron and TI as partners, joint venturers, or as creating the relationships of employer and employee, franchiser and franchisee, master and servant, principal and agent, or any other form of legal association that would impose liability on one Party for the act or failure to act of the other Party.

     (c) An employee of one Party shall not be considered, for any purpose, an employee of the other Party. To the extent this Agreement involves work by one Party on the premises of the other Party, each Party shall instruct and require its respective visiting employees to observe and obey all rules, policies and procedures in effect at the facilities of the other Party.

14.4 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given when (i) delivered personally; (ii) sent by confirmed telex or facsimile; (iii) sent by registered or certified mail, return receipt requested, postage prepaid; (iv) deposited with a commercial overnight carrier specifying next day delivery, with written verification of receipt; or (v) sent by confirmed electronic mail as follows:

If to TI to:                                If to Ramtron to:

Texas Instruments Incorporated              Ramtron International Corp.
General Counsel                             General Counsel
12500 TI Boulevard, MS 8658                 1850 Ramtron Drive
Dallas, Texas 75243                         Colorado Springs, CO 80921
Phone:  214-480-6030                        Phone:  719-481-7202
Fax:  214-480-5061                          Fax: 719-481-9294

                                            With a copy to:

                                            John R. Benitez, Esq.
                                            Moye White, LLP
                                            1400 16th Street - 6th Floor
                                            Denver, Colorado 80202-1473
                                            Phone:  303-292-2900
                                            Fax:  303-292-4510

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

                                    Page-16

14.5 Entire Agreement; Modification of Agreement. This Agreement, and all of its referenced exhibits, sets forth the entire understanding and Agreement between the Parties as to the subject matter of this Agreement, and supersedes all prior discussions, representations, and writings with respect to the subject matter hereof. No discussions, representations or writings, whether prior to or subsequent to execution of this Agreement, shall be effective to modify this Agreement, unless such addition or modification is in writing and duly executed as an amendment hereto by authorized representatives of each Party.

14.6 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding any that direct a choice of law other than as expressly chosen by the parties. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, or by the Uniform Computer Information Transactions Act (UCITA). This Agreement will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

14.7 Assignment. Neither Party may directly or indirectly sell, assign, transfer, pledge, encumber or otherwise dispose of this Agreement, without the prior written consent of the other Party, and such consent shall not be unreasonably withheld. Notwithstanding the foregoing, TI may cause one or more of its subsidiaries to perform its obligations under this Agreement, provided that no such delegation shall serve to excuse, terminate, or otherwise limit the continuing obligations of TI hereunder. Any attempted assignment in violation of this clause shall be null and void.

14.8  Termination Upon Change of Control.

     (a) TI Change of Control. In the event of (i) a change in control of TI or TI's parent Entity, where such control is acquired, directly or indirectly, in a single transaction or series of related transactions, or
(ii) all or substantially all of the assets of TI are acquired by any entity or (iii) TI is merged with or into another entity to form a new entity, then at any time within twelve (12) months after the last to occur of such events, Ramtron may at its option terminate this Agreement by giving TI at least ninety (90) days prior notice and designating a date upon which such termination shall be effective; provided, however, that if such change in control of TI is to a direct competitor of Ramtron, Ramtron may terminate the this Agreement by giving TI at least ten (10) days prior notice, and the new parent of TI or the surviving entity shall be prohibited from any contact with the Confidential Information of Ramtron and any and all other information about the Ramtron account, including discussions with employees, representatives, contractors, and agents of Ramtron, or subcontractors of Ramtron affiliates regarding this Agreement.

                                    Page-17

     (b) Ramtron Change of Control. In the event of a change of control of Ramtron or the business unit of Ramtron which is served by this Agreement (as change of control or any of the other corporate changes occur to Ramtron in a manner similar to that defined for TI in 14.8(a) above) and the acquiror (of control and/or assets) and/or combination partner is a competitor of TI, specifically with respect to a direct semiconductor chip competitor of TI, TI may terminate this Agreement by giving Ramtron at least ninety (90) days prior notice and designating a date on which such termination shall be effective, and the acquiror, new parent of Ramtron or the surviving entity (as the case may be) will be prohibited, commencing upon Ramtron's or such surviving company's receipt of such notice, from any contact with, or use of, TI Confidential Information and any and all other information about TI, including discussions with employees, representatives, contractors and agents of TI, or subcontractors of TI and TI affiliates regarding this Agreement.

14.9  Savings Clause.   Ramtron or TI's failure to perform their respective
responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused by the material breach of the material obligations specified in this Agreement, but only if (a) the non-breaching party immediately notifies the alleged breaching party of such failure to perform and its inability to perform under such circumstances, (b) the alleged defaulting party is provided a reasonable opportunity to correct such material breach and thereby avoid such non-performance, and (c) such party reasonably attempts to avoid or mitigate the impact of such material breach.

14.10 Waivers. Failure of either Party to enforce any term of this Agreement shall not be deemed or considered a waiver of future enforcement of that or any other term in this Agreement. The Parties agree that no term of this Agreement may be considered waived and no breach excused by either Party unless made in writing and signed by an authorized representative of the other Party. No consent, waiver, or excuse by either Party constitutes a subsequent consent, waiver or excuse.

14.11 Severability. If for any reason a court of competent jurisdiction finds any provision of the Agreement to be unenforceable, that provision will be enforced to the maximum extent possible to effectuate the intent of the parties and the remainder of the Agreement will continue in full force and effect.

14.12 Language Interpretation. In the interpretation of this Agreement, unless the context otherwise requires, (a) words importing the singular shall be deemed to import the plural and vice versa, (b) words denoting gender shall include all genders, (c) references to persons shall include corporations or other bodies, and vice versa, (d) references to Parties, Sections, schedules, addenda, paragraphs, articles and exhibits shall mean the Parties, Sections, schedules, addenda, paragraphs, articles and exhibits of and to this Agreement, and (e) periods of days, weeks or months shall mean calendar days, weeks or months.

14.13 Headings. Article and Section headings are included solely for convenience, are not to be considered a part of this Agreement, and are not intended to be full and accurate descriptions of their contents.

                                    Page-18

14.14 Counterparts of Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.15 No Third-Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Ramtron and TI (and each Party's respective successors) any legal or equitable right, remedy or claim under or with respect to this Agreement.

14.16  Export.

     (a) For purposes of compliance with applicable export control laws and regulations, Ramtron hereby warrants and represents to TI that Ramtron is designing each Wafer for use in a FRAM application. Ramtron also warrants and represents that each Wafer designed by Ramtron and manufactured by or for TI pursuant to this Agreement will not be used in any military, missile, chemical, biological or nuclear application, or as a component in any equipment that is used in a military, missile, chemical, biological or nuclear application. Ramtron further agrees that if the specific application identified herein should change, Ramtron will immediately notify TI in writing and provide specific details regarding such new application.

     (b) Ramtron acknowledges and agrees that unless prior authorization is obtained from the U.S. Department of Commerce, Ramtron shall not export, re-export, or release, directly or indirectly, any technology, technical data, software, or software source code (as defined in Part 772 of the Export Administration Regulations of the U.S. Department of Commerce ("EAR")), received from TI, or export, re-export, or release, directly or indirectly, any direct product (including Wafers) of such technology, software, or software source code (as defined in Part 734 of the EAR), to any destination or country to which the export, re-export or release of such technology, technical data, software, software source code, or direct product is prohibited by the EAR. The assurances provided for herein are furnished to TI by Ramtron in compliance with Part 740 (Technology and Software Under Restriction) of the EAR. Ramtron is complying with this Section to the best of its ability and knowledge, but agrees to accept full liability in the event of any and all violations that may arise hereunder.

14.17 Publicity. Neither Party shall publicly announce or disclose the existence of this Agreement without the prior written consent of the other Party. Neither Party will use the other Party's name in connection with the promotion of any Wafer hereunder without such other Party's prior written consent.

14.18 Governing Language. Any construction or interpretation of this Agreement shall use the English language as spoken in the United States. If this Agreement is translated into another language, the version in English shall control over such translation.

14.19 Exhibits. The following is the list of Exhibits which are attached hereto and are hereby incorporated into this Agreement by reference:

                                    Page-19

Exhibit 1:  Estimated Schedule and Wafer Run Date
Exhibit 2:  Pricing; Material Order; Cycle Time, Testing, and Photomasks
Exhibit 3:  Parametric Values
Exhibit 4:  Ramtron Product Definition
Exhibit 5:  FM22L16 Yield Formula
Exhibit 6:  TI Libraries

14.20 Should any provision of this Agreement conflict with the JDLA, the terms of this Agreement shall control.

In Witness Whereof, the Parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as the date first above written.

Texas Instruments Incorporated             Ramtron International Corporation


By: /s/  Kevin Ritchie                     By: /s/  William W. Staunton
---------------------------------          ----------------------------------
Name:  Kevin Ritchie                       Name:  William W. Staunton

Title:  Senior Vice President              Title:  Chief Executive Officer

Date:  February 27, 2007                   Date:  March 6, 2007

                                    Page-20

                                   Exhibit 1

                     Estimated Schedule and Wafer Run Rate

     **

                                    Page-21

                                   Exhibit 2

Pricing; Material Order; Cycle Time; Maximum Wafer Production; and Buffer Inventory


Section 1.  Wafer Price

The order date refers to the traditional calendar quarter. The wafer price referenced immediately below is the maximum amount paid to TI by Ramtron during the referenced order date for each 200mm wafer.


     **


Section 2.  Minimum Orders

Minimum Order.

The minimum wafer order per month is shown below:


     **


If Ramtron does not order the minimum number of wafers during a given month, TI will invoice Ramtron for an amount equal to the minimum number of wafers that Ramtron should have ordered as set forth above.


Minimum Lot Size


     **


Section 3.  Lot Cycle Time and Hot Lots:

Cycle Time:

The normal fab cycle time is   **   from requested lot start date to lot
shipment. The requested lot start date will be submitted in a purchase order to TI by the 20th day of the preceding month.

Hot Lots:

For the additional charge set forth below, Ramtron may request that TI will place priority status on the lots to accelerate processing. Should TI in its discretion accept such payment, TI shall complete the fab cycle time in the referenced time period:


     **


                                    Page-22

Section 4.  Maximum # Wafers Produced per Month

As a result of existing tool limitations, and in consideration of the
promises set forth in this Agreement, a maximum of   **   will be initially
dedicated by TI for production of Ramtron Wafers. If additional lots are desired, TI will make every effort to meet the request. The maximum wafer run rate may increase with certain manufacturing enhancements and will be re-evaluated annually.

Section 5.  Maximum and Monthly Buffer Inventory

As a result of existing tool limitations,   **   may be kept in the CONT bank
buffer inventory (safety stock). This maximum buffer inventory may increase with certain manufacturing enhancements and will be re-evaluated annually.

   **   Buffer Inventory wafers are the responsibility of Ramtron.  Ramtron will provide a suggested buffer inventory within their monthly start request. Notwithstanding anything in this Agreement to the contrary, TI shall notify Ramtron on a periodic basis (consistent with Section 3.7 herein) on the number of Wafers maintained in the Buffer Inventory and Ramtron may verify such number with TI.

                                    Page-23

                                   Exhibit 3

                              Parametric Values


     **

Table 3.1. Summary of key electrical CMOS parameter values measured on the product wafers following wafer processing.


     **


Table 3.2. Summary of key electrical CMOS parameter values measured on the product wafers following wafer processing.


     **


Table 3.3. Summary of key electrical Ferroelectric Capacitor parametric values measured on the product wafers following wafer processing.
(Electrical values must be in the defined specification range to be sold.)

                                    Page-24

                                   Exhibit 4

Ramtron Product Definition

"Ramtron Products" are defined as:

1. Stand-alone FRAM memory including clock circuitry, circuitry necessary for the reading from, writing to, and erasing of bits from the FRAM memory, circuitry necessary for testing, configuring, and repairing the FRAM memory, and additional circuitry consisting of a maximum number of transistors according to Schedule 1.1.

     **

2. Ramtron products also include FRAM memory, formed on a semiconductor substrate common with a microcontroller or microprocessor and utilizing no more than the maximum number of metal levels according to Schedule 2.1.

     **

3. Ramtron products formed on a semiconductor substrate common with a microcontroller or microprocessor may not be marketed using literature that characterizes it specifically as a digital signal processor or DSP, but DSP-like features may be specified and stated as such.

4. Ramtron products including FRAM memory formed on a semiconductor substrate common with a microcontroller or microprocessor may have a maximum word width that is limited according to Schedule 3.1.

     **

The above definition and limitations of Ramtron products apply only to products that are manufactured by TI.

                                    Page-25

                                   Exhibit 5

                             FM22L16 Yield Formula

     **

1. Ramtron will measure Wafer yield within fourteen (14) calendar days of receipt of Ramtron Wafer shipment from TI.

     **

2. Ramtron will provide TI with the written Wafer yield results described directly above within seven (7) days of the collection of such yield data.

3. At TI's sole discretion, Wafers may be re-probed by TI in order to verify the Ramtron reported yields ("Verified Yield").

4. TI and Ramtron will mutually agree upon the probe program to be used by the Parties.

5. If the yield floor falls below the value listed above for the applicable averaging period, Ramtron will be entitled to a credit for a pro-rated portion of the Wafer purchase price.

     **

                                    Page-26

                                   Exhibit 6

                                 TI Libraries


     **


                                    Page-27